Exhibit 10.7

015

Xiamen Star Fashion Culture Media Co., Ltd.

Equity Transfer Agreement

The Transferor (hereinafter referred to as Party A): Zhang Pingting

Business license No. or ID card No.:

Address:

Transferee (hereinafter referred to as Party B): Xiamen Xingshu Shandian Culture Media Co., Ltd.

Business License No. or ID Card No.:

Address:

Xiamen Star Fashion Culture Media Co., Ltd. is a limited company registered in accordance with the Company Law of the People’s Republic of China, with a registered capital of 30 million yuan. Party A has now decided to hold the company 50% of the equity (subscribed registered capital of 15 million yuan) shall be transferred to Party B in accordance with the conditions stipulated in this Agreement. On the principle of voluntariness, equality, fairness and good faith, Party A and Party B reach the following agreement through consultation:

Article 1 Subject matter of transfer, transfer price and method of payment

1. Party A agrees to hold 50% of Xiamen Star Fashion Culture Media Co., Ltd The equity (subscribed registered capital of RMB 15 million) shall be transferred to Party B at the price of RMB 15 million, and Party B agrees to purchase the equity at this price and conditions.

2. Party B agrees to start from the date of signing this Agreement 1 During the year, the transfer fee will be RMB 15 million in cash It shall be paid to Party A in 5 times.

Article 2 Guarantee

1. Party A warrants that the equity transferred to Party B is the true investment of Party A in Xiamen Star Fashion Culture Media Co., Ltd. and is the equity legally owned by Party A. Party A has the full right to dispose of it. The equity has not been frozen or auctioned by the people’s court, and there is no mortgage, pledge, guarantee or other defects that may affect the interests of the transferee. Before the completion of the above equity transfer, Party A shall not dispose of the equity by transfer, gift, mortgage, pledge or other ways that affect the interests of Party B. The Company has no existing or potential significant debts, lawsuits, claims and liabilities that the transferor has not disclosed to the transferee. Otherwise, all party A shall bear the responsibilities arising therefrom.

2. After the transfer of the equity held by Party A, Party B shall enjoy the corresponding rights and obligations of shareholders in accordance with the articles of association of Xiamen Star Fashion Culture and Media Co., Ltd.

3. Party B acknowledges the articles of association of Xiamen Star Fashion Culture Media Co., Ltd. and guarantees to perform the rights and obligations of shareholders in accordance with the articles of Association. Article 3 Sharing of profits and losses

After the company registers for the change according to law, Party B will become Xiamen Star Fashion Culture Media Co., LTD Shareholders, according to the articles of association provisions

Share the company's profits and losses.

Article 4 Cost burden of equity transfer

All expenses of equity transfer (including handling fees, taxes, etc.), given by Party A (the Transferor) bear.

Verification code: f2c2905f97f843f2b7449f8e57ebd830-00015
Valiry period: 2023-10-25 to 2024-01-23 Query time: 2023-10-25

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Article 5 Modification and rescission of the agreement

Before the company handles the change registration of equity transfer, the agreement may be changed or terminated under any of the following circumstances, but both parties must sign a written change or rescinind the agreement.

1. This Agreement cannot be performed due to force majeure or external causes that cannot be prevented by the fault of one party.

2. One party loses the actual ability to perform the contract.

3. Due to the breach of one or both parties, it seriously affects the economic interests of the non-breaching party and makes the performance of the agreement unnecessary.

4. Due to the change of circumstances, both parties agree to change or terminate the agreement through negotiation. Article 6 Liability for breach of contract

This agreement has equal legal effect on both parties, if any, one party fails to perform its obligations or guarantees under this agreement, unless in accordance with the law, the default party shall pay the other party to the other party 1% of the equity transfer price of liquidated damages, and the liquidated damages is greater than the liquidated damages.

Article 7. Settlement of disputes

1. Disputes related to the validity, performance, breach and termination of this Agreement shall be settled by the parties through friendly negotiation.

2. If no negotiation can be reached, either party may bring a lawsuit in the people's court. Article 8 Application of law

The establishment, validity, performance, rights and obligations of this Agreement and the relevant documents based thereon shall be construed in accordance with the laws of the People's Republic of China.

Article 9. Conditions for the Effectiveness of the Agreement

This Agreement shall come into force on the date of signing.

Article 10 This Agreement is made in four originals, with each party holding one copy, one copy submitted to the commercial registration authority, and Xiamen Star Fashion Culture and Media Co., Ltd. holding one copy, both of which shall have the same legal effect.

Party A: 张娉婷

Zhang Pingting

2023年10月7日

Party B: Xiamen Xingshu Shandian Culture Media Co.,Ltd.

2023年10月7日